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                                                                    EXHIBIT (22)

                           BB&T FINANCIAL CORPORATION
                         SUBSIDIARIES OF THE REGISTRANT

  Branch Banking and Trust Company (a state bank organized under the laws of North Carolina).

  BB&T Financial Corporation of South Carolina (a bank holding company organized under the laws of South Carolina).

  Branch Banking and Trust Company of South Carolina (a state bank organized under the laws of South Carolina), wholly-owned subsidiary of BB&T Financial Corporation of South Carolina.

  Citizens Savings Bank, SSB, Inc. (a savings bank organized under the laws of North Carolina).

  Mutual Savings Bank of Rockingham County (a savings bank organized under the laws of North Carolina).

  Old Stone Bank of North Carolina (a savings bank organized under the laws of North Carolina).

  Citizens Savings Bank, SSB (a savings bank organized under the laws of North Carolina).